Exhibit 99.1

First Security Group Prices Public Offering of Common Stock

          CHATTANOOGA, Tenn., Aug. 10 /PRNewswire-FirstCall/ -- First Security Group, Inc. (Nasdaq: FSGI) today announced the sale of 4,500,000 shares of its common stock at an offering price of $10.00 per share through a firm commitment underwritten offering.  Keefe, Bruyette & Woods acted as book-running lead manager for the offering and Raymond James and Sterne, Agee & Leach, Inc. acted as co-managers.  First Security Group has granted the underwriters an option exercisable within 30 days to purchase up to an additional 675,000 shares to cover over-allotments.  The offering is scheduled to close on Monday, August 15, 2005, subject to customary closing conditions contained in the underwriting agreement entered into among the parties.

          Shares of First Security Group common stock are scheduled to begin trading Wednesday, August 10th, on the NASDAQ National Market under the symbol “FSGI.”

          First Security Group is the holding company for FSGBank, a national bank headquartered in Chattanooga, Tennessee, with branches in various communities in eastern and middle Tennessee and northern Georgia.

          A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.  This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.

          Copies of the prospectus relating to this offering may be obtained from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attention: Syndicate Department.

SOURCE  First Security Group, Inc.
          -0-                                                  08/10/2005
          /CONTACT:  Rodger B. Holley, President/CEO of First Security Group, Inc.,
+1-423-308-2080/
          (FSGI)